UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                            NOONEY REALTY TRUST, INC.
                            -------------------------
                                (Name of Issuer)

                         Common Stock, $1.00 par value
                         -----------------------------
                         (Title of Class of Securities)


                                 (CUSIP Number)

                                William J. Carden
                                    Suite 450
                                 5850 San Filipe
                                Houston, TX 77057
                                 (713) 706-6200
                            ------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    copy to:
                                  Peter M. Fass
                                Battle Fowler LLP
                               75 East 55th Street
                               New York, NY 10022
                                 (212) 856-7000
                                November 9, 1999
                      _____________________________________
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


                                                             Page  1  of 9 Pages
894714.1

CUSIP No. ___________              SCHEDULE 13D
--------------------------------------------------------------------------------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William J. Carden
--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------

3     SEC USE ONLY
--------------------------------------------------------------------------------

4     SOURCE OF FUNDS*
      00
--------------------------------------------------------------------------------

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------


                                     7      SOLE VOTING POWER
NUMBER OF                                   0
SHARES                              --------------------------------------------
BENEFICIALLY                         8      SHARED VOTING POWER
OWNED BY                                    0
EACH                                --------------------------------------------
REPORTING                            9       SOLE DISPOSITIVE POWER
PERSON WITH                                  0
                                    --------------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            0
                                    --------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
--------------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0%
--------------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------


                                                              Page 2 of 9 Pages
894714.1

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                                               Page 3 of 9 Pages
894714.1

--------------------------------------------------------------------------------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NO.-SO., Inc.
      76-0270288
--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------

3     SEC USE ONLY
--------------------------------------------------------------------------------

4     SOURCE OF FUNDS*
      00
--------------------------------------------------------------------------------

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
--------------------------------------------------------------------------------


                                     7      SOLE VOTING POWER
NUMBER OF                                   0
SHARES                              --------------------------------------------
BENEFICIALLY                         8      SHARED VOTING POWER
OWNED BY                                    0
EACH                                --------------------------------------------
REPORTING                            9       SOLE DISPOSITIVE POWER
PERSON WITH                                  0
                                    --------------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            0
                                    --------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
--------------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0%
--------------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*
      CO
--------------------------------------------------------------------------------


                                                             Page  4  of 9 Pages
894714.1

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                                                             Page  5  of 9 Pages
894714.1

--------------------------------------------------------------------------------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kissimmee Square Associates, Ltd.
--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------

3     SEC USE ONLY
--------------------------------------------------------------------------------

4     SOURCE OF FUNDS*
      00
--------------------------------------------------------------------------------

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
--------------------------------------------------------------------------------


                                     7      SOLE VOTING POWER
NUMBER OF                                   0
SHARES                              --------------------------------------------
BENEFICIALLY                         8      SHARED VOTING POWER
OWNED BY                                    0
EACH                                --------------------------------------------
REPORTING                            9       SOLE DISPOSITIVE POWER
PERSON WITH                                  0
                                    --------------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            0
                                    --------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
--------------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0%
--------------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------


                                                               Page 6 of 9 Pages
894714.1

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                                                               Page 7 of 9 Pages
894714.1

                                 Amendment No. 3
                                       to
                                  Schedule 13D

              This Amendment No. 3 to Schedule 13D amends and supplements the original Schedule 13D, filed with the Securities and Exchange Commission on June 29, 1998 on behalf of NO.-SO., Inc., a Texas corporation ("NO-SO"), William J. Carden, a citizen of the United States ("Carden") and Kissimee Square Associates, Ltd., a Texas limited partnership ("Kissimee" and collectively with NO-SO and Carden, the "Parties") as amended by Amendment No. 1 to Schedule 13D filed on July 2, 1998 and Amendment No. 2 to Schedule 13D filed on January 1, 1999.

I. Item 5 of the Schedule 13D "Interest in Securities of the Issuer" is amended and restated as follows:

               (a) As of the close of business on November 9, 1999, the Parties each owned zero (0) shares of common stock, constituting 0% of the outstanding common stock of Nooney Realty Trust, Inc., which is a publicly traded real estate investment trust.

               (b) The Parties sold all of their outstanding common stock of Nooney Realty Trust, Inc. for $691,500, to Bond Purchase, L.L.C. ("Bond Purchase") in connection with two larger settlement agreements entered into by CGS Real Estate Company, Inc.("CGS") and its affiliates with Bond Purchase and Everest Investors 4, LLC ("Everest"), respectively, pursuant to which Bond Purchase, Everest and CGS agreed to (i) stipulate to the dismissal of certain lawsuits among the parties; (ii) settle certain disputes between the parties; and (iii) transfer stock and/or partnership interests in various private and/or publicly traded entities currently controlled by CGS.

                                                               Page 8 of 9 Pages
894714.1

                                    SIGNATURE


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               NO.-SO., INC.



                                               By:  /s/ William J. Carden
                                                    ----------------------------
                                                    Name:  William J. Carden
                                                    Title: President



                                               KISSIMEE SQUARE ASSOCIATES, LTD.



                                               By:  /s/ William J. Carden
                                                    ----------------------------
                                                    Name:  William J. Carden
                                                    Title: President



                                               /s/ William J. Carden
                                               ---------------------------------
                                               William J. Carden


Dated: As of November 22, 1999

                                                            Page  9 of 9 Pages
894714.1